Exhibit 99.1

EMPIRE RESOURCES, INC.

Empire Resources Reports Results for Full Year and Fourth Quarter of 2016

•	Net Sales for fourth quarter are $100.6 Million; Full year sales are $458.9 Million

•	Operating Income Totals $1.3 Million for fourth quarter; Full year operating income is $8.1

•	GAAP Net Income per Diluted Share Is $0.29; Non-GAAP Net Income per Diluted Share Is $0.26

Fort Lee, NJ, March 31, 2017 -- Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the fourth quarter of 2016 were $100.6 million, compared with $97.0 million in the fourth quarter of 2015 an increase of 3.7% from the fourth quarter of 2015, comprised of increases in sales across all regions except Canada and the Pacific region.

Gross profit for the fourth quarter of 2016 was $5.1 million, or 5.1% of sales, compared with $4.7 million, or 4.8% of sales, in the fourth quarter of 2015. Reduced inventories and storage costs contributed to this improvement in gross profit margin.

Operating income for the fourth quarter of 2016 was $1.3 million, compared with $0.8 million for the fourth quarter of 2015.

Net interest expense for the fourth quarter of 2016 decreased to $0.8 million from $1.3 million in the fourth quarter of 2015, as a result of decreased bank loans reflecting reduced inventory levels as well as reduced interest expense due to the repayment of our convertible debt. The Company has focused on reducing inventories which totaled $157.0 million at December 31, 2015, $133.0 million at December 31, 2016.

As a result of the repayment of the Company’s subordinated debt, there was no gain or loss in the fourth quarter of 2016 related to the change in fair market valuation of the derivative feature of the convertible subordinated note compared to a non-cash non-operating gain of $0.6 million in the 2015 fourth quarter. Fair value accounting requires that changes in derivative liabilities related to the Company's convertible notes be charged or credited to income during each accounting period. Such losses are not tax deductible, and likewise any recoveries of such losses are not taxable upon recovery.

Non-GAAP net income for the fourth quarter of 2016, which reflects no change in fair market valuation of the derivative liability and the associated tax treatment, was $0.3 million, or $0.04 per diluted share, compared with a loss of $(0.5) million, or $(0.06) per diluted share in the fourth quarter of 2015.

On a GAAP basis, the Company reported net income for the fourth quarter of 2016 of $0.3 million, or $0.04 per diluted share, compared with net income of $35 thousand, or $0.00 per diluted share, in the fourth quarter of 2015.

For the full year 2016, net sales decreased 12.1% to $458.9 million and net income was $3.3 million, or $0.29 per diluted share, on a GAAP basis, and $2.5 million, or $0.26 per diluted share, on a non-GAAP basis. For the full year 2015, net sales were $521.7 million and net income was $2.8 million, or $0.20 per diluted share, on a GAAP basis, and $1.3 million, or $0.11 per diluted share, on a non-GAAP basis.

The Company uses the non-GAAP measures internally, which exclude the effect of the non-cash non-operating gains and losses due to the quarterly changes in the valuation of the derivative liability, to evaluate its operating performance and believes that this is a useful measure also used by investors.

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe. The Company maintains supply contracts with mills in various parts of the world.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net income, because management uses this supplemental non-GAAP financial measure to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals. In addition, the Company believes investors already use this non-GAAP measure to monitor the Company's performance. Non-GAAP net income is defined by the Company as net income excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measure discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of non-GAAP to GAAP net income is set forth in the table below.

The Company believes that providing this information assists investors in understanding the Company's operating performance and the methodology used by management to evaluate and measure such performance.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company's competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company's failure to grow internally or by acquisition and (xiii) the Company's failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Investor Relations, David Kronfeld, +1 917-408-1940, kronfeld@empireresources.com

Consolidated Statements of Income
(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Net sales	$100,629	$97,047	$458,864	$521,736
Cost of goods sold	95,514	92,393	437,050	498,881
Gross profit	5,115	4,654	21,814	22,855
Selling, general and administrative expenses	3,820	3,887	13,738	14,519
Operating income	1,295	767	8,076	8,336
Interest expense, net	773	1,335	3,901	6,000
Income/(loss) before other expenses	522	(568)	4,175	2,336
Other expenses
Change in value of derivative liability	-	608	942	1,792
Loss on sale of property and equipment	-	(244)	-	(244)
Income/(loss) before income taxes	522	(204)	5,117	3,884
Income taxes	220	(239)	1,816	1,075
Net income	$302	$35	$3,301	$2,809
Weighted average shares outstanding:
Basic	8,513	8,882	8,465	8,669
Diluted	8,548	8,911	9,713	11,685
Earnings per share:
Basic	$0.04	$0.00	$0.39	$0.32
Diluted	$0.04	$0.00	$0.29	$0.20

Non-GAAP Consolidated Statements of Income (Unaudited)
(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
GAAP income/(loss) before income taxes	522	(204)	5,117	3,884
Elimination of the change in value of derivative liability	-	(608)	(942)	(1,792)
Non-GAAP income/(loss) before taxation	522	(812)	4,175	2,092
Income taxes	204	(317)	1,628	816
Non-GAAP net income (loss)	$318	$(495)	$2,547	$1,276
Weighted average shares outstanding:
Basic	8,513	8,882	8,465	8,669
Diluted	8,548	8,911	9,713	11,685
Non-GAAP earnings (loss) per share:
Basic	$0.04	($0.06)	$0.30	$0.15
Diluted	$0.04	($0.06)	$0.26	$0.11

Consolidated Balance Sheets
(In thousands except share and per share amounts)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$4,065	$7,315
Trade accounts receivable (less allowance for doubtful accounts of $1,198 and $1,190)	52,810	60,525
Inventories	133,031	157,025
Deferred tax assets	3,993	5,101
Other current assets, including derivatives	4,342	10,601
Total current assets	198,241	240,567
Property and equipment, net	7,309	7,340
Total assets	$205,550	$247,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks, net of unamortized financing costs of $242 and $629	$121,449	$138,517
Current maturities of mortgage payable	265	265
Subordinated convertible debt net of unamortized discount of $216	-	10,784
Trade accounts payable	21,926	35,741
Income taxes payable	913	2,092
Accrued expenses and derivative liabilities	6,084	6,177
Derivative liability for embedded conversion option	-	942
Dividends payable	336	213
Total current liabilities	150,973	194,731

Mortgage payable, net of current maturities	4,704	4,969
Deferred taxes payable	155	8
Total liabilities	155,832	199,708

Commitments

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at December 31, 2016 and 2015	117	117
Additional paid-in capital	13,037	13,037
Retained earnings	44,824	42,749
Accumulated other comprehensive loss	(673)	(666)
Treasury stock, 3,349,196 and 3,218,691 shares at December 31, 2016 and 2015, respectively	(7,587)	(7,038)
Total stockholders' equity	49,718	48,199
Total liabilities and stockholders' equity	$205,550	$247,907

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2016	2015
Cash flows - operating activities:
Net income	$3,301	$2,809
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	726	737
Loss on sale of property and equipment	-	244
Change in value of derivative liability	(942)	(1,792)
Amortization of convertible note discount	216	586
Imputed interest on vendor advance	-	(56)
Provision for doubtful accounts	4	649
Amortization of supply agreement	-	321
Deferred income taxes	1,255	(1,233)
Foreign exchange loss and other	1,360	676
Changes in:
Trade accounts receivable	7,226	27,793
Inventories	22,853	33,898
Other current assets	6,226	7,986
Trade accounts payable	(13,811)	(6,866)
Income taxes payable	(1,430)	(2,089)
Accrued expenses and derivative liabilities	225	2,123
Net cash provided by operating activities	27,209	65,786
Cash flows - investing activities:
Repayment related to supply agreement	-	3,333
Proceeds from sale of property and equipment	-	3,768
Purchases of property and equipment	(160)	(7,278)
Net cash (used in) investing activities	(160)	(177)
Cash flows - financing activities:
Repayment of notes payable – banks	(17,084)	(61,078)
Repayment of subordinated convertible notes payable	(11,000)	-
Proceeds from mortgage loan for new warehouse	-	5,300
Repayments of mortgage loan	(265)	(66)
Deferred financing costs	(148)	(158)
Dividends paid	(1,104)	(1,101)
Treasury stock purchased	(549)	(1,583)
Purchase of stock options	-	(922)
Excess tax benefit related to stock options purchased	-	281
Net cash (used in) financing activities	(30,150)	(59,327)
Net increase/(decrease) in cash	(3,101)	6,282
Effect of exchange rate	(149)	(97)
Cash at beginning of year	7,315	1,130
Cash at end of year	$4,065	$7,315
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3,770	$5,561
Income taxes	$2,081	$2,657
Non cash financing activities:
Dividend declared but not yet paid	$336	$213